Exhibit 99.1

Form of Chinese Legal Opinion

                    , 2010

Tai Shan Communications, Inc.

1366 Zhongtianmen Dajie

Xinghuo Science and Technology Park

High-tech Zone, Taian City

Shandong Province

People’s Republic of China 271000

Re: Tai Shan Communications, Inc.

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC. For the purposes of this opinion, the term “PRC” does not include the regions of Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

We have acted as PRC counsel for Tai Shan Communications, Inc., a British Virgin Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333168375) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2010. The Registration Statement relates to the offering (the “Offering”) of (i) up to 2,000,000 of the Company’s common shares, $0.001 par value per share (such offered common shares, the “Offering Shares”; the Company’s common shares, the “Shares”), and (ii) up to 200,000 Placement Agent Warrants exercisable to purchase one Share each as well as the Shares underlying those Placement Agent Warrants.

In rendering this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made by such persons in the course of our inquiry and consultation.

The opinion is rendered on the basis of the PRC laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We have not made any investigation of, and do not express any opinions on, the laws of any jurisdiction other than the PRC.

As used herein, (a) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region); (b) “Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the

PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region); (c) “Governmental Approvals” means all approvals, consents, waivers, sanctions, authorizations, declarations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, licenses, certificates and permits required by Governmental Agencies; (d) “Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

Based on our understanding of current Chinese laws, regulations and rules, including the New M&A Rule and the CSRC procedures announced on September 21, 2006:

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The Company currently controls its Chinese affiliate, by virtue of VIE agreements between Taiying Technology Co., Ltd. and the Company’s affiliate, Chongqing Ruixuan Technology Co., Ltd. a PRC company, but not through equity interest or asset acquisition which are stipulated in the New M&A Rule; and

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In spite of the lack of clarity on this issue, the CSRC currently has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by this Prospectus are subject to the New M&A Rule.

This opinion relates to the PRC Laws in effect on the date hereof. This opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company. It may not, except with the prior permission of the Company of the Company and us, be relied upon by anyone other than the Company, the underwriters and their legal and financial advisors in connection with this Offering or used for any other purpose.

We hereby consent to the use of our name and this opinion, including summarizations and quotations of this opinion, in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement, as well as to the use of our name. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

Kai Tong Law Firm